Exhibit 99.1

RPM TO ACQUIRE ILLBRUCK SEALANT SYSTEMS

MEDINA, Ohio – July 25, 2005 – RPM International Inc. (NYSE: RPM) announced today that its wholly owned subsidiary, Tremco Incorporated, has signed a definitive purchase agreement to acquire the Illbruck Sealant Systems business (“Illbruck”), a high-performance sealant and installation systems manufacturer located in Leverkusen, Germany.

With sales of approximately €160 million, Illbruck is a leading Pan-European manufacturer of installation systems for mounting, fixing, assembling and sealing pre-fabricated construction elements and window and door applications. Illbruck’s systems are highly specified throughout Europe and are sold primarily to professional window and door applicators and to a lesser extent direct to D-I-Y retailers. Illbruck’s product line includes joint sealing tapes, flashing tapes, cartridge sealants and adhesives, strips, foils and accessories.

RPM’s CEO, Frank C. Sullivan notes that “Illbruck has a strong strategic and cultural fit with RPM and its Tremco Sealants Division. Illbruck is a highly recognized, premium brand throughout Europe and will provide increased momentum in Europe’s primary markets for additional Tremco and RPM products.”

Illbruck was founded in 1952 by Willi and Christine Illbruck, and is currently owned by Sabina and Michael Illbruck the daughter and son of the founders. Mr. Sullivan added, “I would like to thank Sabina and Michael Illbruck for their many years of service and significant contributions in helping to build an outstanding company. It is RPM’s objective to continue to build upon the proud legacy of the Illbruck family for years to come.”

The Illbruck management team, headed by Reiner Eisenhut, will continue to operate Illbruck in coordination with Tremco’s Sealant Group, which is managed by Randy Korach. Mr. Korach noted, “We are excited about the people and the product technologies that the Illbruck acquisition affords the Tremco Sealant Group. This acquisition gives Tremco Sealants a global footprint in its core waterproofing and sealant system technologies.”

This transaction is anticipated to close after the appropriate European government approvals, which are expected in four to six weeks.

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact Glenn R. Hasman, vice president of finance and communications, at 330-273-8820 or ghasman@rpminc.com.

This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company’s prospectus and prospectus supplement included as part of the company’s Registration Statement on Form S-4 (File No. 333-114259), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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